EXHIBIT 10.3

                                                           [Execution Version]

                                LOAN AGREEMENT

                          dated as of June 30, 1998

                                   between

                          INDUSTRIAL HOLDINGS, INC.
                                 as Borrower,

                                     and

                               ENSERCO, L.L.C.
                                  as Lender

                                 $15,000,000
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                               TABLE OF CONTENTS

                                                                          PAGE

ARTICLE I

        DEFINITIONS; TERMS...................................................1
        Section 1.1  Definitions.............................................1
        Section 1.2  Accounting Terms.......................................10
        Section 1.3  Type...................................................10
        Section 1.4  Interpretation.........................................10

ARTICLE II

        THE LOAN............................................................11
        Section 2.1  The Loan...............................................11
        Section 2.2  Prepayment.............................................11
        Section 2.3  Repayment..............................................12
        Section 2.4  Fees...................................................12
        Section 2.5  Interest...............................................12
        Section 2.6  Breakage Costs.........................................14
        Section 2.7  Increased Costs........................................15
        Section 2.8  Illegality.............................................15
        Section 2.9  Market Failure.........................................16
        Section 2.10 Payments; Computations.................................16
        Section 2.11 Taxes..................................................17

ARTICLE III

        CONDITIONS PRECEDENT................................................18
        Section 3.1  Conditions Precedent to the Loan.......................18

ARTICLE IV

        REPRESENTATIONS AND WARRANTIES......................................20
        Section 4.1  Corporate Existence....................................20
        Section 4.2  Financial Statements...................................20
        Section 4.3  Corporate Action; No Breach............................20
        Section 4.4  Operation of Business..................................20
        Section 4.5  Litigation and Judgments...............................21
        Section 4.6  Rights in Properties; Liens............................21
        Section 4.7  Enforceability.........................................21
        Section 4.8  Approvals..............................................21
        Section 4.9  Debt...................................................21
        Section 4.10 Taxes..................................................21

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                                                                          PAGE

        Section 4.11 Use of Proceeds; Margin Securities.....................21
        Section 4.12 ERISA..................................................22
        Section 4.13 Disclosure.............................................22
        Section 4.14 Subsidiaries...........................................22
        Section 4.15 Agreements.............................................22
        Section 4.16 Compliance with Laws...................................23
        Section 4.17 Investment Company Act.................................23
        Section 4.18 Public Utility Holding Company Act.....................23
        Section 4.19 Environmental Matters..................................23
        Section 4.20 Year 2000 Compliance...................................24
        Section 4.21 Acquisition............................................24
        Section 4.22 Comerica Loan Agreement................................24

ARTICLE V

        AFFIRMATIVE COVENANTS...............................................25
        Section 5.1  Use of Proceeds........................................25
        Section 5.2  Reporting Requirements.................................25
        Section 5.3  Maintenance of Existence; Conduct of Business..........27
        Section 5.4  Maintenance of Properties..............................27
        Section 5.5  Taxes and Claims.......................................27
        Section 5.6  Insurance..............................................27
        Section 5.7  Inspection Rights......................................27
        Section 5.8  Keeping Books and Records..............................28
        Section 5.9  Subsidiary Guaranties..................................28
        Section 5.10 Compliance with Laws...................................28
        Section 5.11 Compliance with Agreements.............................28
        Section 5.12 Further Assurances.....................................28
        Section 5.13 ERISA..................................................28
        Section 5.14 Year 2000 Compliant....................................28
        Section 5.15 New Heller Financing...................................29

ARTICLE VI

        NEGATIVE COVENANTS..................................................30
        Section 6.1  Debt...................................................30
        Section 6.2  Limitation on Liens....................................30
        Section 6.3  Mergers, Etc...........................................31
        Section 6.4  Restricted Payments....................................31

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                                                                          PAGE

        Section 6.5  Investments............................................31
        Section 6.6  Transactions With Affiliates...........................32
        Section 6.7  Disposition of Assets..................................32
        Section 6.8  Sale and Leaseback.....................................32
        Section 6.9  Prepayment of Debt.....................................32
        Section 6.10 Nature of Business.....................................32
        Section 6.11 Environmental Protection...............................33
        Section 6.12 Accounting.............................................33
        Section 6.13 Restrictions on Dividends or Prepayment................33

ARTICLE VII

        FINANCIAL COVENANTS.................................................34
        Section 7.1  Current Ratio..........................................34
        Section 7.2  Consolidated Net Worth.................................34
        Section 7.3  Funded Debt/EBITDA Ratio...............................34
        Section 7.4  Cash Flow Coverage Ratio...............................34
        Section 7.5  Leverage Ratio.........................................34
        Section 7.6  Operating Leases.......................................34
        Section 7.7  Capital Expenditures...................................35

ARTICLE VIII

        EVENTS OF DEFAULT...................................................36
        Section 8.1  Events of Default......................................36
        Section 8.2  Remedies...............................................38
        Section 8.3  Remedies Cumulative....................................39
        Section 8.4  No Additional Waiver Implied by One Waiver.............39
        Section 8.5  Effect on Discontinuance of Proceedings................39
        Section 8.6  Application of Payments................................39

ARTICLE IX

        MISCELLANEOUS.......................................................40
        Section 9.1  Obligations Absolute...................................40
        Section 9.2  Amendments, Etc........................................40
        Section 9.3  Notices................................................40
        Section 9.4  Costs, Expenses, and Indemnification...................41
        Section 9.5  Binding Effect; Assignments............................42

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                                                                          PAGE

        Section 9.6  Termination............................................42
        Section 9.7  Execution in Counterparts..............................42
        Section 9.8  CHOICE OF LAW..........................................42
        Section 9.9  LIMITATION ON DAMAGES..................................42
        Section 9.10 ARBITRATION............................................42

Schedules and Exhibits:

Schedule 4.5    Litigation and Judgments
Schedule 4.9    Debt
Schedule 4.13Proformas
Schedule 4.14Subsidiaries
Schedule 4.19Environmental Matters
Schedule 6.2    Liens

Exhibit A- Form of Borrowing Request Exhibit B- Form of Contribution Agreement Exhibit C- Form of Continuation/Conversion Request Exhibit D - Form of Guaranty Exhibit E - Form of Compliance Certificate Exhibit F - Form of Opinion of Counsel

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                                 LOAN AGREEMENT

      This Loan Agreement (this "Agreement"), dated as of June 30, 1998, is between INDUSTRIAL HOLDINGS, INC., a Texas corporation (the "Borrower"), and ENSERCO, L.L.C., a Delaware limited liability company (the "Lender").

                              W I T N E S S E T H:

            WHEREAS, the Borrower has requested and the Lender has agreed, subject to the terms and conditions of this Agreement, to make the Loan (as defined below) to the Borrower for the purposes set forth in this Agreement;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                               DEFINITIONS; TERMS

      Section 1.1 DEFINITIONS. As used herein, the following capitalized terms shall have the following meanings:

      "ACQUISITION" means the Borrower's acquisition of the common stock of Beaird pursuant to the terms of the Acquisition Documents.

      "ACQUISITION DOCUMENTS" means the Purchase Agreement and all other material agreements, instruments, certificates and documents delivered in connection with the arrangement, negotiation, or consummation of the Acquisition.

      "AFFILIATE" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; PROVIDED, however, in no event shall the Lender be deemed an Affiliate of the Borrower or any of the Subsidiaries.

      "AGREEMENT" has the meaning specified in the introduction.

      "APPLICABLE MARGIN" means 5.00%.

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      "BASE RATE" means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 0.50%.

      "BASE RATE TRANCHE" means any Tranche which bears interest based upon the Base Rate, as determined in accordance with Section 2.5.

      "BEAIRD" means Beaird Industries, Inc., a Delaware corporation.

      "BORROWER" has the meaning specified in the introduction.

      "BORROWER ACCOUNT" means any account of the Borrower which is designated as the "Borrower Account" in writing by the Borrower.

      "BORROWING REQUEST" means a Borrowing Request executed by a Responsible Officer of the Borrower and delivered to the Lender in substantially the form of EXHIBIT A.

      "BUSINESS DAY" means any Monday through Friday during which commercial banks are open for business in Houston, Texas, and, if the applicable Business Day relates to any LIBOR Tranche, on which dealings are carried on in the London interbank market.

      "CAPITAL EXPENDITURE" shall mean all expenditures and liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions, or additions thereto which have a useful life of more than one
(1) year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise the principal portion of payments with respect to Capital Lease Obligations.

      "CAPITAL LEASE OBLIGATIONS" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

      "CASH FLOW COVERAGE RATIO" means , as calculated on a consolidated basis, the ratio of (a) EBITDA for the 12 month period immediately preceding the date of calculation, divided by (b) the sum of (i) the aggregate Debt Service of the Borrower and the Subsidiaries for the 12 month period immediately preceding the date of calculation plus (ii) the aggregate amount of cash dividends paid by Borrower during the 12 month period immediately preceding the date of calculation plus (iii) the aggregate amount of cash taxes paid by the Borrower and the Subsidiaries during the 12 month period immediately preceding the date of calculation. The Cash Flow Coverage Ratio shall be tested quarterly at the end of each fiscal quarter of the Borrower for the 12 month period then ended. The foregoing ratio may be expressed in the following fraction:

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                                EBITDA

                 Debt Service + Cash Dividends + Cash Taxes

      "CLOSING DATE" shall mean June 30, 1998.

      "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

      "COMERICA LOAN AGREEMENT" means the Credit Agreement dated June 30, 1998, between the Borrower and Comerica Bank-Texas, as Agent, as the same may be modified from time to time.

      "COMERICA LOAN DOCUMENTS" means the Comerica Loan Agreement and each other agreement, instrument, or document executed at any time in connection therewith.

      "CONSOLIDATED CURRENT ASSETS" means, at any particular time, all amounts which, in conformity with GAAP, would be included as current assets on a consolidated balance sheet of the Borrower and the Subsidiaries.

      "CONSOLIDATED CURRENT LIABILITIES" means, at any particular time, all amounts which, in conformity with GAAP, would be included as current liabilities on a consolidated balance sheet of the Borrower and the Subsidiaries.

      "CONSOLIDATED NET WORTH" means, at any particular time, all amounts which, in conformity with GAAP, would be included as stockholders' equity on a consolidated balance sheet of the Borrower and the Subsidiaries.

      "CONSOLIDATED TANGIBLE NET WORTH" means, at any particular time, all amounts which, in conformity with GAAP, would be included as stockholders' equity on a consolidated balance sheet of the Borrower and the Subsidiaries; provided, however, there shall be excluded therefrom: (a) any amount at which shares of capital stock of the Borrower appear as an asset on the Borrower's balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names, and copyrights,
(d) deferred expenses, (e) loans and advances to any stockholder, director, officer, or employee of the Borrower or any Affiliate of the Borrower, and (f) all other assets which are properly classified as intangible assets.

      "CONSOLIDATED WORKING CAPITAL" means, at any particular time, the amount by which Consolidated Current Assets exceed Consolidated Current Liabilities.

      "CONTINGENT OBLIGATION" means, as to any Person, without duplication, any direct or indirect liability of that Person, with or without recourse, (a) with respect to any Debt, lease, dividend, letter of credit or other obligation (the "PRIMARY OBLIGATIONS") of another Person (the "PRIMARY OBLIGOR"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor

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or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies, or other property from, or to obtain the services of, another Person if the relevant contract another related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract.

      "CONTRIBUTION AGREEMENT" means the contribution and indemnification agreement of the Borrower and the Guarantors in favor of the Lender, in substantially the form of EXHIBIT B, as the same may be amended, supplemented, or modified from time to time.

      "CONTINUATION/CONVERSION REQUEST" means a Continuation/Conversion Request executed by a Responsible Officer of the Borrower and delivered to the Lender in substantially the form of EXHIBIT C.

      "CURRENT RATIO" means, at any particular time, the ratio of Consolidated Current Assets to Consolidated Current Liabilities.

      "DEBT" means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days, (d) all Capital Lease Obligations of such Person, (e) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments, (g) all liabilities of such Person in respect of unfunded vested benefits under any Plan, and (h) all obligations with respect to Swap Contracts; and all Contingent Obligations in respect of indebtedness of others of the kinds referred to in clauses (a) through (h) above.

      "DEBT SERVICE" means the sum of (a) all aggregate scheduled principal payments owed by the Borrower and the Subsidiaries which became due during the 12-month period immediately preceding the date of calculation plus (b) cash Interest Expense for the 12-month period immediately preceding the date of calculation, plus (c) all regularly scheduled payments on account of Capital Leases that became due and owing during the 12 month period immediately preceding the date of calculation.

      "DEFAULT" means (a) an Event of Default or (b) any event or occurrence which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

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      "DEFAULT RATE" means a per annum rate equal to the Base Rate plus 7.00%.

      "DOLLARS" and "$" means lawful money of the United States of America.

      "EBITDA" means, for any period, the consolidated pre-tax income of the Borrower and the Subsidiaries for such period, plus the aggregate amount which was deducted for such period determining such consolidated, pre-tax income for
(a) interest expense (including amortization of debt discount, imputed interest and capitalized interest), (b) depreciation, and (c) amortization, PROVIDED, HOWEVER, that there shall be excluded therefrom (without duplication) (i) net income (of loss) of any Person (other than a consolidated Subsidiary of such Person) in which any other Person (other than such Person or any of its consolidated Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or (subject to subclause (iii) below) any of its consolidated Subsidiaries by such other Person during such period, (ii) the income (or loss) of any Person during such period accrued prior to the date it becomes a consolidated Subsidiary of such Person or is merged into or consolidated with such Person or any of its consolidated Subsidiaries, (iii) the income of any consolidated Subsidiary of the Borrower to the extent attributable to minority interests held therein by Persons other than the Borrower and its wholly-owned Subsidiaries, and (iv) the income of any consolidated Subsidiary of the Borrower during such period to the extent that the declaration or payment of dividends or similar distributions by such consolidated Subsidiary of such income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order statute, rule or governmental regulation applicable to such Subsidiary or any of its other Subsidiaries; PROVIDED FURTHER that, for purposes of the Funded Debt/EBITDA Ratio only, EBITDA of any consolidated Subsidiary acquired by the Borrower or any other Subsidiary, to the extent twelve (12) months have not elapsed since its acquisition, shall be projected on a proforma basis acceptable to the Lender based on historical performance for the periods in question.

      "EVENT OF DEFAULT" has the meaning specified in Section 7.1.

      "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Lender of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

      "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System or any of its successors.

      "FUNDED DEBT" means all indebtedness for borrowed money (including, without limitation, the unpaid amount of the purchase price of any property) evidenced by a written document and subject to required payments of interest and/or principal including, without limitation, Capital Lease Obligations, and all Contingent Obligations related to any of the foregoing.

                                       5
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      "FUNDED DEBT/EBITDA RATIO" means, on any date of determination, the ratio of (a) the consolidated Funded Debt of the Borrower and the Subsidiaries as of the date of determination to (b) EBITDA of the Borrower and its consolidated Subsidiaries for the period in question.

      "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

      "GOVERNMENTAL AUTHORITY" means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

      "GUARANTORS" collectively means The Rex Group, Inc., a Texas corporation (the "Rex Group"), Rex Machinery Sales, Inc., a Texas corporation ("Rex Sales"), Rex Machinery Movers, Inc., a Texas corporation ("Rex Movers"), U.S. Crating, Inc., a Texas corporation ("U.S. Crating"), First Texas Credit Corporation, a Texas corporation ("First Texas"), Landreth Engineering Company, a Texas corporation ("Landreth"), Pipeline Valve Specialty, Inc., a Texas corporation, ("Pipeline"), Bolt Manufacturing Co., Inc., a Texas corporation ("Bolt"), LSS-Lone Star-Houston, Inc., a Texas corporation ("LSS"), American Rivet Company, Inc., an Illinois corporation ("Rivet"), Manifold Valve Services, Inc., a Delaware corporation ("Manifold"), Philform, Inc., a Michigan corporation ("Philform"), GHX, Incorporated, a Texas corporation ("GHX"), Regal Machine Tool, Inc., a Texas corporation, ("Regal"), WHIR Acquisition, Inc., a Texas corporation ("WHIR"), Moores Pump and Supply, Inc., a Louisiana corporation ("Moores"), GHX, Incorporated of Louisiana, a Louisiana corporation ("GHX Louisiana"), Beaird and each other Person who executes a guaranty of the Loan Obligations, and individually, each a "Guarantor."

      "GUARANTY" means (a) the Guaranty made by the Guarantors in favor of the Lender, in substantially the form of EXHIBIT D attached hereto and (b) each future guaranty of the Loan Obligations, as any the foregoing documents may be amended, supplemented, and otherwise modified from time to time.

      "HAZARDOUS MATERIAL" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

      "INTEREST EXPENSE" means, for any period, the total consolidated interest expense (including, without limitation, interest expense attributable to Capital Lease Obligations) of the Borrower and its consolidated subsidiaries for such period, determined in accordance with GAAP.

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      "HIGHEST LAWFUL RATE" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the Loan which are presently in effect or, to the extent allowed by law, under such applicable laws, or an exemption therefrom, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

      "INACTIVE SUBSIDIARIES" means XSUP Corporation, a Texas corporation, ("XSUP"), Rex International Corporation, a Texas corporation, ("Rex International"), XTEL Corporation, a Texas corporation ("XTEL"), and Losco, Inc., a Texas corporation ("Losco").

      "INTEREST PERIOD" means, with respect to each LIBOR Tranche, the period commencing on the date of such LIBOR Tranche and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, or three months, in each case as the Borrower may select pursuant to a Continuation/Conversion Request (unless there shall exist any Default or Event of Default, in which case the Borrower may only select one month Interest Periods); provided, however, that:

      (a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

      (b) any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

      (c) the Borrower may not select an Interest Period for any LIBOR Tranche which ends after the Maturity Date.

      "LENDER" has the meaning specified in the introduction.

      "LEVERAGE RATIO" means, at any time, the ratio of Consolidated Liabilities to Consolidated Tangible Net Worth.

      "LIBOR" means, for any LIBOR Tranche and for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate per annum reported two Business Days prior to the start of the Interest Period, on Telerate Access Service Page 3750 (British Bankers Association Interest Settlement Rates) provided by Telerate Systems Incorporated (or, if such Telerate Page shall cease to be publicly available, as reported by Reuters or any publicly available source of similar market data reasonably selected by the Lender), as the London Interbank Offered Rate for U.S. dollar deposits having a term equal to such Interest Period and in an amount substantially equal to the amount of such LIBOR Tranche.

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      "LIBOR TRANCHE" shall mean any Tranche which bears interest based upon the
LIBOR, as determined in accordance with Section 2.5.

      "LIEN" means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

      "LOAN" means the loan made by the Lender to the Borrower under Section
2.1.

      "LOAN COMMITMENT" means $15,000,000.

      "LOAN DOCUMENTS" means this Agreement, the Note, the Guaranty, the Contribution Agreement, the Borrowing Request, each Continuation/Conversion Request, each Compliance Certificate, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

      "LOAN OBLIGATIONS" means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Borrower to the Lender under the Loan Documents and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

      "LOAN PARTIES" means the Borrower and the Guarantors.

      "MATERIAL ADVERSE EFFECT" means any material adverse effect on (i) the financial condition, business or properties of the Borrower or any of the Subsidiaries or (ii) the ability of the Borrower or any of the Subsidiaries to perform its respective obligations under the Loan Documents.

      "MATURITY DATE" means November 30, 1999.

      "MINIMUM LIBOR TRANCHE AMOUNT" means $1,000,000.

      "MINIMUM LIBOR TRANCHE MULTIPLE" means $100,000.

      "NOTE" means the $15,000,000 Promissory Note dated as of even date herewith, made by the Borrower payable to the order of the Lender evidencing the indebtedness of the Borrower to the Lender resulting from the Loan, as the same may be amended, supplemented, and otherwise modified from time to time.

      "OPERATING LEASE" means any lease (other than a lease constituting a Capital Lease Obligation) of real or personal property.

      "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

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      "PERSON" means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

      "PLAN" means any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

      "PRIME RATE" means a fluctuating per annum interest rate in effect from time to time equal to the rate of interest publicly announced by Barclays Bank PLC as its prime commercial lending rate ( or comparable rate, if such bank does not so designate a "prime commercial lending rate"), whether or not the Borrower has notice thereof.

      "PROHIBITED TRANSACTION" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

      "PURCHASE AGREEMENT" means the Stock Purchase Agreement dated May 20, 1998, between the Borrower and Trinity Industries, Inc.

      "QUARTERLY DATE" means the last Business Day of each March, June, September, and December.

      "RELEASE" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

      "REMEDIAL ACTION" means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

      "REPORTABLE EVENT" means any of the events set forth in Section 4043 of ERISA.

      "RESPONSIBLE OFFICER" means, with respect to any Person, such Person's Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, or Treasurer.

      "RICO" means the Racketeer Influenced and Corrupt Organization Act of 1970, as amended from time to time.

      "SUBSIDIARY" means any corporation, association, partnership, limited liability company, joint venture or other business entity of which at least more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is at the time directly or indirectly owned or controlled by the Borrower or one or more of the Subsidiaries or by the Borrower and one or more of the Subsidiaries.

      "SURETY INSTRUMENTS" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

      "SWAP CONTRACT" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency swap, swap option, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, a master agreement relating to or governing any or all of the foregoing.

      "TRANCHE" means any tranche of principal outstanding accruing interest on the same basis whether created in connection with the advance of the Loan or by the continuation or conversion of existing Tranches of principal pursuant to
Section 2.5(a)(i) and shall include any Prime Rate Tranche or LIBOR Tranche.

      "TYPE" has the meaning set forth in Section 1.3.

      "UNITED WELLHEAD" means United Wellhead Services, Inc., a Delaware corporation.

      "UCC" means the Uniform Commercial Code as in effect in the State of Texas.

      Section 1.2 ACCOUNTING TERMS. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared, in accordance with generally accepted accounting principles commonly applied in the United States of America, or, in lieu thereof, a method approved by the Lender, and on a basis consistent with the most recent pro forma or financial statements approved or delivered to the Lender.

      Section 1.3 TYPE. The "Type" of a Tranche refers to the determination whether such tranche is a LIBOR Tranche or a Base Rate Tranche.

      Section 1.4 INTERPRETATION. In this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending, or replacing the statute referred to; references to "writing" include printing, typing, lithography, and other means of reproducing words in a tangible, visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections), recitals, exhibits, annexes, appendices, or schedules are to those of this Agreement unless otherwise indicated and references to Persons include their respective permitted successors and assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.

                                   ARTICLE II

                                    THE LOAN

      Section 2.1 THE LOAN. The Lender agrees, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.1, to make a single loan ("Loan") to the Borrower in the principal amount of the Loan Commitment. The Loan is not revolving, therefore, the Borrower may not reborrow amounts prepaid under the Loan. The indebtedness of the Borrower to the Lender resulting from the Loan shall be evidenced by the Note.

      Section 2.2 PREPAYMENT.

            (a) The Borrower may from time to time voluntarily prepay all or a part of the outstanding principal amount of the Loan pursuant to written notice given by the Borrower to the Lender not less than five Business Days prior to the date of prepayment. Each such notice shall specify the principal amount which shall be prepaid and the date of the prepayment, and shall be irrevocable and binding on the Borrower. Partial prepayments of the Loan must be made in a minimum amount of $1,000,000 and in integral multiples of $100,000; provided that unless such proposed prepayment prepays the entire outstanding principal amount of the Loan, no proposed prepayment shall be permitted if the aggregate outstanding principal amount of the Loan after giving effect to such proposed prepayment would be less than $1,000,000 and further provided that the Borrower must comply with Section 2.5(b). For each such notice given by the Borrower, the Borrower shall prepay the Loan in the specified amount on the specified date as set forth in such notice. The Borrower shall have no right to prepay any principal amount of the Loan except as provided in this Section 2.2. Each prepayment of principal pursuant to this Section 2.2 shall be accompanied by payment of all accrued but unpaid interest on the principal amount prepaid and any payments required under Section 2.2(b) and Section 2.6.

      (b) With each prepayment of the Loan under Section 2.2(b) or upon any acceleration of the Loan under Section 7.2, the Borrower shall pay to the Lender the applicable premium for the applicable period specified in the table below:

            PERIOD                              PREMIUM

      Closing Date - December 31, 1998   Make-Whole Amount
      January 1, 1999 - June 30, 1999    1.00% of principal amount of prepayment
      July 1, 1999 and thereafter        no prepayment premium is owed

If a Make-Whole Amount will be due, the Lender shall provide the Borrower with a certificate stating the amount and basis of calculation of the Make-Whole Amount, and such certificate shall be conclusive and binding, absent manifest error. For the purposes of this Agreement, the following terms shall have the following meanings:

      "Make-Whole Amount" means the discounted present value of the Prepaid Scheduled Interest Payments determined by discounting the Prepaid Scheduled Interest Payments from their respective scheduled due dates to the Prepayment Date in accordance with accepted financial practice at a discount rate equal to the Discount Rate.

      "Prepaid Principal" means, with respect to any prepayment, the principal amount of the principal being prepaid.

      "Prepaid Scheduled Interest Payments" means each scheduled payment of interest on the Prepaid Principal after the Prepayment Date that would have been due on or before June 30, 1999, in accordance with this Agreement assuming that the Prepaid Principal bears interest at a rate be annum equal to the Applicable Margin and no prepayment of the Prepaid Principal had occurred.

      "Prepayment Date" means, with respect to any prepayment, the date on which the prepayment is made or deemed made.

      "Discount Rate" means, (i) the yields reported, as of 11:00 A.M. (Houston, Texas time) on the first Business Day preceding the Prepayment Date, on the display designated as "Page USD" on the Dow Jones Market Service (or such other display as may replace Page USD on the Dow Jones Market Service) for actively traded U.S. Treasury securities having a maturity equal to one year or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the first Business Day preceding the Prepayment Date, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to one year.

      Section 2.3 REPAYMENT. The Borrower shall repay to the Lender the outstanding principal amount of the Loan on the Maturity Date.

      Section 2.4 FEES. The Borrower shall pay to the Lender a structuring fee equal to $225,000, payable upon the Borrower's and the Lender's execution of this Agreement. The Lender acknowledges that the $50,000 working fee previously paid by the Borrower to the Lender shall be applied to the structuring fee.

      Section 2.5 INTEREST.

            (a) ELECTION OF INTEREST RATE BASIS. The Borrower may select the interest rate basis for the outstanding principal amount of the Loan in accordance with the terms of this Section 2.5(a), except that the Loan initially shall consist of only a Base Rate Tranche:

                  (i) With respect to any Tranche, the Borrower may continue or convert any portion of any LIBOR Tranche or Base Rate Tranche to form new LIBOR Tranches or Base Rate Tranches in accordance with this paragraph. Each such continuation or conversion shall be made pursuant to a Continuation/Conversion Request given by the Borrower to the Lender in writing or by telecopy not later than 11:00 a.m. (Houston, Texas, time) on the fourth Business Day before the date of the proposed continuation or conversion. Each Continuation/Conversion Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Borrower. In the case of any continuation or conversion into LIBOR Tranches, upon the Borrower's request, the Lender shall notify the Borrower of the applicable interest rate. Continuations and conversions involving LIBOR Tranches shall be made in integral multiples of the Minimum LIBOR Tranche Multiple. No continuation or conversion shall be permitted if such continuation or conversion would cause the outstanding principal amount of any LIBOR Tranche which would remain outstanding under the Loan to be less than the Minimum LIBOR Tranche Amount. At no time shall there be more than five separate LIBOR Tranches outstanding. Any conversion of an existing LIBOR Tranche is subject to Section 2.6. Subject to the satisfaction of all applicable conditions precedent, the Lender shall before close of business on the date requested by the Borrower for the continuation or conversion, make such continuation or conversion.

                  (ii) At the end of the Interest Period for any LIBOR Tranche if the Borrower has not continued or converted such LIBOR Tranche into new Tranches as provided for in paragraph (i) above, the Borrower shall be deemed to have continued such LIBOR Tranche as a Base Rate Tranche. Each Base Rate Tranche shall continue as a Base Rate Tranche unless the Borrower converts such Base Rate Tranche as provided for in paragraph (i) above.

            (b) PAYMENTS ON LIBOR TRANCHES. With respect to payments made on the outstanding principal of the Loan, subject to the other requirements in this Agreement, the Borrower may allocate the payments among the Tranches comprising the Loan. Unless required by mandatory payments, partial prepayments involving LIBOR Tranches must be made in multiples of the Minimum LIBOR Tranche Multiple and no partial prepayment may be made if the prepayment would cause the outstanding principal amount of any LIBOR Tranche to be less than the Minimum LIBOR Tranche Amount. No voluntary prepayment of any LIBOR Tranche may be made unless the required notice is provided by 11:00 a.m. (Houston, Texas, time) on the fifth Business Day before the date of the proposed prepayment.

            (c) INTEREST ON LIBOR TRANCHES. Each LIBOR Tranche shall bear interest during its Interest Period at a per annum interest rate equal to the sum of the LIBOR for such LIBOR Tranche plus the Applicable Margin. The Borrower shall pay to the Lender all accrued but unpaid interest on each outstanding LIBOR Tranche (i) on the last day of such LIBOR Tranche's Interest Period and
(ii) on the Maturity Date.

            (d) INTEREST ON BASE RATE TRANCHES. Each Base Rate Tranche shall bear interest at a per annum interest rate equal to the Base Rate in effect from time to time plus the Applicable Margin. The Borrower shall pay to the Lender all accrued but unpaid interest on each outstanding Base Rate Tranche (i) beginning September 30, 1998, and on each Quarterly Date thereafter and (ii) on the Maturity Date.

            (e) PREVENTION OF USURY.

                  (i) If the effective rate of interest contracted for by the Lender with the Borrower under the Loan Documents, including the stated rates of interest contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Highest Lawful Rate, then the outstanding principal amount of the loans made by the Lender to the Borrower hereunder shall bear interest at a rate which would make the effective rate of interest on the loans made by the Lender to the Borrower under the Loan Documents equal the Highest Lawful Rate until the difference between the amounts which would have been due by the Borrower to the Lender at the stated rates and the amounts which were due by the Borrower to the Lender at the Highest Lawful Rate (such difference being the "Lost Interest") has been recaptured by the Lender. If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by the Lender pursuant to the preceding sentence, then, to the extent permitted by law, the interest rates charged by the Lender to the Borrower under Section 2.5 shall be retroactively increased such that the effective rate of interest on the loans made by the Lender to the Borrower under the Loan Documents was at the Highest Lawful Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to the Lender the amount of the Lost Interest remaining to be recaptured by the Lender.

                  (ii) In calculating all sums paid or agreed to be paid to the Lender by the Borrower for the use, forbearance, or detention of money under the Loan Documents, such amounts shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of the Loan Documents.

                  (iii) NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM
IN THIS AGREEMENT AND THE LOAN DOCUMENTS TO THE CONTRARY, it is the intention of the Lender and the Borrower to conform strictly to any applicable usury laws. Accordingly, if the Lender contracts for, charges, or receives any consideration from the Borrower which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at the Lender's option be applied to the outstanding amount of the loans made hereunder by the Lender to the Borrower or be refunded to the Borrower.

      Section 2.6 BREAKAGE COSTS. If (i) any payment of principal on or any conversion of any LIBOR Tranche is made on any date other than the last day of the Interest Period for such LIBOR Tranche, whether as a result of any voluntary or mandatory prepayment, any acceleration of maturity, or any other cause, (ii) any payment of principal on any LIBOR Tranche is not made when due, or (iii) any LIBOR Tranche is not borrowed, converted, or prepaid in accordance with the respective notice thereof provided by the Borrower to the Lender, whether as a result of any failure to meet any applicable conditions precedent for borrowing, conversion, or prepayment, the cancellation of any request for borrowing, conversion, or prepayment, the failure of the Borrower to provide the respective notice of borrowing, conversion, or prepayment, or any other cause not specified above which is created by the Borrower, then the Borrower shall pay to the Lender upon demand any amounts required to compensate the Lender for any losses, costs, or expenses, including administrative expenses, but excluding lost profits, which are allocable to such action, including losses, costs, and expenses related to the liquidation or reinvestment of funds acquired or designated by the Lender to fund or maintain such LIBOR Tranche or related to the reacquisition or redesignation of funds by the Lender to fund or maintain such LIBOR Tranche following any liquidation or reinvestment of such funds caused by such action. A certificate as to the amount of such loss, cost, or expense detailing the calculation thereof submitted by the Lender to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

      Section 2.7       INCREASED COSTS.

            (a) COST OF FUNDS. If, due to either (i) any introduction of, change in, or change in the interpretation of any law or regulation after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the costs of the Lender allocable to committing to make the Loan or obtaining funds for the making, funding, or maintaining of the Loan or any Tranche in the relevant interbank market, including in each case any increase in any applicable reserve requirement specified by the Federal Reserve Board whether for emergency, marginal, supplemental, or other reserves, then the Borrower shall pay to the Lender upon demand any amounts required to compensate the Lender for such increased costs, such amounts being due and payable upon demand by the Lender. A certificate as to the cause and amount of such increased cost detailing the calculation of such cost and certifying that the Lender customarily charges such amounts to its other customers in similar circumstances submitted by the Lender to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

            (b) CAPITAL ADEQUACY. If, due to either (i) any introduction of, change in, or change in the interpretation of any law or regulation after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the capital requirements of the Lender or its parent or holding company allocable to (x) committing to make the loan or making, funding, or maintaining of the Loan or any Tranche, as such capital requirements are allocated by the Lender, then the Borrower shall pay to the Lender upon demand any amounts required to compensate the Lender or its parent or holding company for such increase in costs (including an amount equal to any reduction in the rate of return on assets or equity of the Lender or its parent or holding company), such amounts being due and payable upon demand by the Lender. A certificate as to the cause and amount of such increased cost detailing the calculation of such cost and certifying that the Lender customarily charges such amounts to its other customers in similar circumstances submitted by the Lender to the Borrower shall be conclusive and binding for all purposes, absent manifest error. The Lender may not make any claim for compensation under this Section 2.7(b) for increased costs incurred before six months prior to the delivery of any such certificate.

      Section 2.8 ILLEGALITY. Notwithstanding any other provision in this Agreement, if it becomes unlawful for the Lender to obtain deposits or other funds for making or funding any LIBOR Tranche in the relevant interbank market, the Lender shall so notify the Borrower and the Lender's commitment to create LIBOR Tranches shall be suspended until such condition has passed, all LIBOR Tranches applicable to the Lender shall be converted to Base Rate Tranches as of the end of each applicable Interest Period or earlier if necessary, and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Base Rate Tranches.

      Section 2.9 MARKET FAILURE. Notwithstanding any other provision in this Agreement, if the Lender determines that: (a) quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR" are not being provided in the relevant amounts, or maturities for purposes of determining the rate of interest referred to in the definition of "LIBOR" or (b) the relevant rates of interest referred to in the definition of "LIBOR" which are used as the basis to determine the rate of interest for LIBOR Tranches are not likely to adequately cover the cost to the Lender of making or maintaining any LIBOR Tranche, then if the Lender so notifies the Borrower, the commitment of the Lender to create LIBOR Tranches shall be suspended until such condition has passed, all LIBOR Tranches shall be converted to Base Rate Tranches as of the end of each applicable Interest Period, and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Base Rate Tranches.

      Section 2.10PAYMENTS; COMPUTATIONS.

            (a) The Lender shall retain records of the advancing of the Loan and all payments of principal and interest thereon, but the failure of the Lender to do so shall not relieve the Borrower of its liability for the payment thereof. Such records shall be conclusive and binding regarding the outstanding principal amount of the Loan and the accrued but unpaid interest thereon, absent manifest error.

            (b) All payments made by or on behalf of the Borrower under this Agreement and the Note shall be made by wire transfer in immediately available funds before 11:00 a.m. (Houston, Texas Time) on the date such payment is required to be made to an account located in New York directed by the Lender from time to time in writing. Any payment received by the Lender after such time shall be considered for all purposes, including the calculation of interest, as having been made on the next following Business Day. All payments required to be made by the Borrower shall be made without any counterclaim, offset, abatement, withholding, or reduction whatsoever.

            (c) Whenever any payment under this Agreement or the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. Such extension of time shall be included in the computation of the payment of interest, fees, or such other amount due on the outstanding amount. If the time for payment for an amount payable is not specified under this Agreement or the Note, the payment shall be due and payable on the date which is five (5) Business Days after the date the Lender demands payment therefor.

            (d) If the method of computing any interest or fees is not otherwise set forth in this Agreement or the Note, such interest shall be computed based upon the applicable per annum rate set forth in this Agreement or the Note computed on the basis of a 365/366 day year, as applicable, for the actual number of days elapsed, except for interest rates bases on LIBOR which shall be computed on the basis of a 360 day year for the actual number of days elapsed.

            (e) If the Borrower fails to pay when due any amount payable under this Agreement or any other Loan Document, including principal, interest, fees, reimbursements, and indemnifications, such amount not paid when due shall bear interest beginning on the date due until paid in full at the Default Rate.

      Section 2.11TAXES.

            (a) Any and all payments by the Borrower to the Lender shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the Lender's income, franchise and other taxes imposed on the Lender by any jurisdiction of which the Lender is or is deemed to be a citizen or resident or any political subdivision of such jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Lender, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

            (b) The Borrower agrees to pay and hold the Lender harmless from and against any and all present and future stamp and other similar taxes with respect to this Agreement and the Loan Documents and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes, and indemnify the Lender for the full amount of such taxes paid by the Lender, whether or not such taxes were correctly or legally asserted.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

      Section 3.1 CONDITIONS PRECEDENT TO THE LOAN. The Lender's obligation to make the Loan is subject to the satisfaction by the Borrower or waiver in writing by the Lender of the following conditions precedent:

            (a) DOCUMENTS. The Borrower shall have delivered or shall have caused to be delivered the following documents and other items in each case fully executed and delivered by the parties thereto where applicable and in each case in form and substance satisfactory to the Lender:

                  (i) this Agreement, the Note, the Guaranty, and the Contribution Agreement;

                  (ii) copies, each certified by the Secretary or an Assistant Secretary of each Loan Party (A) of the resolutions of the Board of Directors of each Loan Party approving the Loan Documents to which it is a party and (B) of the articles or certificate of incorporation and bylaws of each Person and all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents to which it is a party;

                  (iii) a certificate certified by the Secretary or an Assistant Secretary of each Loan Party dated as of the date of this Agreement certifying as of the date of this Agreement the names and true signatures of officers of each Loan Party authorized to sign the Loan Documents to which it is a party;

                  (iv) an opinion of Gardere Wynne Sewell & Riggs LLP as counsel for the Borrower, substantially in the form of the attached EXHIBIT E and covering other matters as the Lender, may request;

                  (v) copies of the executed Comerica Loan Agreement with all amendments and supplements thereto (which shall be in form and substance reasonably satisfactory to the Lender), certified by the Secretary or an Assistant Secretary of the Borrower as being true and correct copies of such documents;

                  (vi) a duly completed Borrowing Request executed by a Responsible Officer of the Borrower; and

            (vii) such other documents, governmental certificates, agreements, and lien searches as the Lender may request.

            (b)  ACQUISITION.

                  (i) The Lender shall have received true copies of the executed Purchase Agreement certified by the Secretary or an Assistant Secretary of the Borrower (A) as being true and correct copies of such documents, (B) as having been duly authorized by the Board of Directors of the Borrower, and (C) as having been duly executed and delivered by the Borrower.

                  (ii) The Lender shall have received evidence satisfactory to the Lender of the consummation of the transactions contemplated by the Acquisition Documents, substantially as described therein and in conformity with applicable law and on terms and conditions satisfactory to the Lender. The Purchase Agreement and all other Acquisition Documents shall be valid, binding and enforceable against the parties thereto in accordance with their terms, shall be in form and substance reasonably satisfactory to the Lender and none of the principal terms or conditions to closing of any party set forth in the Purchase Agreement or any other Acquisition Document shall have been, without the prior written consent of the Lender, amended or supplemented, and all principal conditions stated therein shall have been satisfied without waiver.

            (c) PAYMENT OF FEES. Contemporaneously with the initial Advance, the Borrower shall pay to the Lender the structuring fee required to be paid by
Section 2.4.

            (d) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of the date of the Loan (after giving effect to the Loan), and no Default or Event of Default shall have occurred and be continuing. The Borrower agrees that upon the making of the Loan hereunder, the representations and warranties contained in each Loan Document shall have been to be made as of the date the Loan is made.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      The Borrower represents and warrants to the Lender as follows:

      Section 4.1 CORPORATE EXISTENCE. The Borrower and each Subsidiary (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of organization; (b) has all requisite corporate or partnership, as applicable, power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, condition (financial or otherwise), operations, prospects, or properties. The Borrower has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

      Section 4.2 FINANCIAL STATEMENTS. The Borrower has delivered to the Lender audited consolidated financial statements of the Borrower and the Subsidiaries as at and for the fiscal year ended December 31, 1997, and unaudited consolidated financial statements of the Borrower and the Subsidiaries for the three (3)-month period ended March 31, 1998. Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of the Borrower and the Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Borrower nor any of the Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. There has been no material adverse change in the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any of the Subsidiaries since the effective date of the most recent financial statements referred to in this section.

      Section 4.3 CORPORATE ACTION; NO BREACH. The execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the organizational or governing documents of the Borrower or any of the Subsidiaries, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which the Borrower or any of the Subsidiaries is a party or by which any of them or any of their property is bound or subject, or
(b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien (except as provided in Article V) upon any of the revenues or assets of the Borrower or any Subsidiary.

      Section 4.4 OPERATION OF BUSINESS. The Borrower and each of the Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and the Borrower and each of the Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing.

      Section 4.5 LITIGATION AND JUDGMENTS. Except as disclosed on SCHEDULE 4.5 hereto, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, that would, if adversely determined, have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary or the ability of the Borrower to pay and perform the Obligations. There are no outstanding judgments against the Borrower or any Subsidiary.

      Section 4.6 RIGHTS IN PROPERTIES; LIENS. The Borrower and each Subsidiary have good and indefeasible title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets, and leasehold interests reflected in the financial statements described in Section 4.2, and none of the properties, assets, or leasehold interests of the Borrower or any Subsidiary is subject to any Lien, except as permitted by
Section 6.2.

      Section 4.7 ENFORCEABILITY. This Agreement constitutes, and the other Loan Documents to which the Borrower is party, when delivered, shall constitute the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights.

      Section 4.8 APPROVALS. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party or for the validity or enforceability thereof.

      Section 4.9 DEBT. The Borrower and the Subsidiaries have no Debt or Contingent Obligations, except as disclosed on SCHEDULE 4.9 hereto.

      Section 4.10 TAXES. The Borrower and each Subsidiary have filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. The Borrower knows of no pending investigation of the Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of the Borrower or any Subsidiary.

      Section 4.11 USE OF PROCEEDS; MARGIN SECURITIES. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

      Section 4.12 ERISA. The Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

      Section 4.13 DISCLOSURE. No statement, information, report, representation, or warranty made by the Borrower in this Agreement or in any other Loan Document or furnished to the Lender or any Lender in connection with this Agreement or any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. All projections, estimates, and pro forma financial information furnished by the Borrower including the report listed on the attached SCHEDULE 4.13 were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished. There is no fact known to the Borrower which has a material adverse effect, or which might in the future have a material adverse effect, on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary that has not been disclosed in writing to the Lender.

      Section 4.14 SUBSIDIARIES. The Borrower has no Subsidiaries other than those listed on SCHEDULE 4.14 hereto, and SCHEDULE 4.14 sets forth the jurisdiction of organization of each Subsidiary, the percentage of the Borrower's ownership of the outstanding voting stock of each Subsidiary, and all locations which are leased or mortgaged to a Person other than Lender where inventory of the Borrower or any Subsidiary is located complete with the names and addresses of such landlords and mortgagees. All of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid, and is nonassessable. None of the Inactive Subsidiaries has any assets or is conducting any business.

      Section 4.15 AGREEMENTS. Neither the Borrower nor any Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary, or the ability of the Borrower to pay and perform its obligations under the Loan Documents to which it is a party or the ability of any Subsidiary to pay dividends (directly or through another Subsidiary) to the Borrower. Neither the Borrower nor any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

      Section 4.16 COMPLIANCE WITH LAWS. Neither the Borrower nor any Subsidiary is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

      Section 4.17 INVESTMENT COMPANY ACT. Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      Section 4.18 PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      Section 4.19 ENVIRONMENTAL MATTERS. Except as disclosed on SCHEDULE 4.19 hereto:

            (a) The Borrower, each Subsidiary, and all of their respective properties, assets, and operations are in full compliance with all Environmental Laws except for non-compliances which could not be reasonably expected to result in a Material Adverse Effect. The Borrower is not aware of, nor has the Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Borrower and the Subsidiaries with all Environmental Laws except for non-compliances which could not be reasonably expected to result in a Material Adverse Effect;

            (b) The Borrower and each Subsidiary have obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and the Borrower and the Subsidiaries are in compliance with all of the terms and conditions of such permits;

            (c) No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of the Borrower or any Subsidiary in violation of applicable Environmental Laws. The use which the Borrower and the Subsidiaries make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets in violation of applicable Environmental Laws;

            (d) Neither the Borrower nor any of the Subsidiaries nor any of their respective currently or previously owned or leased properties or operations is subject to any outstanding or, to the best of its knowledge, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws,
      (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

            (e) There are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of the Borrower or any of the Subsidiaries that could reasonably be expected to give rise to any material Environmental Liabilities;

            (f) Neither the Borrower nor any of the Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 ET SEQ., regulations thereunder or any comparable provision of state law. The Borrower and the Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws;

            (g) Neither the Borrower nor any of the Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

            (h) No Lien arising under any Environmental Law has attached to any property or revenues of the Borrower or the Subsidiaries.

      Section 4.20 YEAR 2000 COMPLIANCE. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the Borrower's and the Subsidiaries' computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which Borrower's or the Subsidiaries' systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by January 1, 1999. The cost to the Borrower and the Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower and the Subsidiaries (including reprogramming errors and the failure of others' systems or equipment) will not result in a Default or Event of Default or materially adversely affect the business, financial position or results of operations of the Borrower or the Subsidiaries. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Borrower and the Subsidiaries are and, with ordinary course upgrading and maintenance, will continue to be, sufficient to permit the Borrower and the Subsidiaries to conduct their respective businesses without any material adverse effect on the business, financial position or results of operations of the Borrower or the Subsidiaries.

      Section 4.21 ACQUISITION. Contemporaneously with the funding of the initial Advance to the Borrower (i) the Acquisition shall have been consummated in accordance with (i) the terms and conditions of the Acquisition Documents and
(ii) all applicable laws. The Borrower has delivered to the Lender true, correct and complete copies of the Purchase Agreement. There has been no amendment, modification, waiver, or termination of, or supplement to, the conditions or terms of the Purchase Agreement (including any conditions to closing), except for immaterial amendments, modifications, and supplements or as disclosed to and approved by the Lender.

      Section 4.22 COMERICA LOAN AGREEMENT. The Borrower has delivered to the Lender true, correct and complete copies of the Comerica Loan Agreement. There has been no amendment, modification, waiver, or termination of, or supplement to, the Comerica Loan Agreement.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

      From and after the Closing Date and until all of the Loan Obligations shall have been paid in full and the commitments of the Lender under this Agreement and each other Loan Document have been terminated, the Borrower shall, and shall cause each of the Subsidiaries to comply with each of the following covenants and conditions as applicable:

      Section 5.1 USE OF PROCEEDS.

            (a) The proceeds of the Loan shall be used by the Borrower to consummate the Acquisition.

            (b) The Borrower shall not, directly or indirectly, use any part of the proceeds of the Loan for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

      Section 5.2 REPORTING REQUIREMENTS. The Borrower will furnish to the
Lender:

            (a) ANNUAL FINANCIAL STATEMENTS. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 1998, (i) a copy of the annual audit report of the Borrower and the Subsidiaries for such fiscal year containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by Deloitte & Touche, or other independent certified public accountants of recognized standing acceptable to the Lender, to the effect that such report has been prepared in accordance with GAAP; (ii) the details of consolidation for the balance sheets and statements of income; and (iii) a certificate of such independent certified public accountants to the Lender
      (A) stating that to their knowledge no Default has occurred and is continuing, or if in their opinion a Default has occurred and is continuing, a statement as to the nature thereof, and (B) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith;

            (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available, and in any event within forty-five (45) days after the end of each of the quarters of each fiscal year of the Borrower, a copy of an unaudited financial report of the Borrower and the Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings (consolidated only), and cash flow (consolidated only), in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by the chief financial officer of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of the Borrower and the Subsidiaries, on a consolidated and consolidating basis, at the date and for the periods indicated therein;

            (c) CERTIFICATE OF NO DEFAULT. Concurrently with the delivery of each of the financial statements referred to in subsections 8.1(a) and 8.1(b), a Compliance Certificate executed by a Responsible Officer of the Borrower;

            (d) MANAGEMENT LETTERS. Promptly upon receipt thereof, a copy of any management letter or written report submitted to the Borrower or any Subsidiary by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary;

            (e) NOTICE OF LITIGATION. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or such Subsidiary;

            (f) NOTICE OF DEFAULT. As soon as possible and in any event within five (5) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

            (g) ERISA REPORTS. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which the Borrower or any Subsidiary files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five (5) days after the Borrower or any Subsidiary knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of the Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that the Borrower proposes to take with respect thereto;

            (h) REPORTS TO OTHER CREDITORS. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this section;

            (i) NOTICE OF MATERIAL ADVERSE EFFECT. As soon as possible and in any event within five (5) days after the occurrence thereof, written notice of any matter that could have a Material Adverse Effect.

            (j) PROXY STATEMENTS, ETC. As soon as available and in any event within five (5) days of being sent to its shareholders or filed with the Securities and Exchange Commission or any successor agency, one copy of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders generally, one copy of all press releases and one copy of each regular, periodic or special report (including Forms 10- K, 10-Q and 8K), registration statement, or prospectus filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

            (k) GENERAL INFORMATION. Promptly, such other information concerning the Borrower, or any Subsidiary, or any Affiliate as the Lender may from time to time reasonably request.

      Section 5.3 MAINTENANCE OF EXISTENCE; CONDUCT OF BUSINESS. The Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its corporate or partnership, as applicable, existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. The Borrower will conduct, and will cause each Subsidiary to conduct, its business in an orderly and efficient manner in accordance with good business practices.

      Section 5.4 MAINTENANCE OF PROPERTIES. The Borrower will maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

      Section 5.5 TAXES AND CLAIMS. The Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; PROVIDED, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

      Section 5.6 INSURANCE. The Borrower will maintain, and will cause each of the Subsidiaries to maintain, insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and the Subsidiaries operate, provided that in any event the Borrower will maintain and cause each Subsidiary to maintain workmen's compensation insurance, property insurance, comprehensive general liability insurance, and products liability insurance reasonably satisfactory to the Lender.

      Section 5.7 INSPECTION RIGHTS. At any reasonable time and from time to time, the Borrower will permit, and will cause each Subsidiary to permit, representatives of the Lender to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants.

      Section 5.8 KEEPING BOOKS AND RECORDS. The Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

      Section 5.9 SUBSIDIARY GUARANTIES. The Borrower shall cause each Subsidiary (other than any Inactive Subsidiary) in existence as of the date hereof to execute and deliver the Guaranty and the Contribution Agreement on the date hereof. In addition, the Borrower shall cause each Subsidiary formed or acquired after the date hereof (including United Wellhead), within fifteen (15) days after being organized or acquired, as the case may be, to join in the execution of the Guaranty and the Contribution Agreement and deliver same to the Lender. In connection with the foregoing, the Borrower shall provide corporate documentation and opinion letters reasonably satisfactory to the Lender reflecting the corporate status of such new Subsidiary and the enforceability of the Guaranty and the Contribution Agreement.

      Section 5.10 COMPLIANCE WITH LAWS. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.

      Section 5.11 COMPLIANCE WITH AGREEMENTS. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business.

      Section 5.12 FURTHER ASSURANCES. The Borrower will, and will cause each Subsidiary to, execute and deliver such further agreements and instruments and take such further action as may be requested by the Lender to carry out the provisions and purposes of this Agreement and the Loan Documents.

      Section 5.13 ERISA. The Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

      Section 5.14 YEAR 2000 COMPLIANT. The Borrower shall perform all acts reasonably necessary to ensure that (i) the Borrower and the Subsidiaries and any business in which the Borrower or the Subsidiaries hold a substantial interest, and (ii) all customers, suppliers and vendors that are material to the Borrower's or the Subsidiaries' businesses, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of the Borrower's and the Subsidiaries' systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used in this paragraph, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, fixtures, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date-sensitive functions before, during and after the year 2000. The Borrower shall, and shall cause the Subsidiaries to, immediately upon request, provide to the Lender such certifications or other evidence of Borrower's compliance with the terms of this paragraph as the Lender may from time to time require.

      Section 5.15 NEW HELLER FINANCING. The Borrower shall provide to the Lender final execution copies for the Lender's approval, prior to the execution thereof by the Borrower or any Subsidiary party thereto, of the loan documents in connection the proposed financing by Heller Financial, Inc. of the Kirsch H.C. acquisition and shall not close such transaction without receiving the Lender's approval.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

      From and after the Closing Date and until all of the Loan Obligations shall have been paid in full and the commitments of the Lender under this Agreement and each other Loan Document have been terminated, the Borrower shall, and shall cause each of the Subsidiaries to comply with each of the following comments and conditions as applicable:

      Section 6.1 DEBT. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Debt or Contingent Obligation, except;

            (a)   Debt to the Lender pursuant to the Loan Documents;

            (b) Debt owed pursuant to the Comerica Loan Documents;

            (c)   Existing Debt described on SCHEDULE 4.9 hereto;

            (d) Debt not to exceed Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000) to Heller Financial, Inc. to the extent the terms and conditions of such loan documents have been preapproved by the Lender;

            (e) Contingent Obligations consisting of endorsements for collection or deposit in the ordinary course of business;

            (f) Contingent Obligations of the Company and the Subsidiaries existing as of the date hereof and listed on SCHEDULE 4.14 hereto; and

            (g) Other Debt not covered in Sections 6.1(a) through (f) above not to exceed an aggregate amount of Two Million and No/100 Dollars ($2,000,000.00) during the term hereof.

      Section 6.2 LIMITATION ON LIENS. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except the following Permitted Liens (as hereinafter called):

            (a)   Liens disclosed on SCHEDULE 6.2 hereto;

            (b) Liens securing obligations arising under the Comerica Loan Documents;

            (c) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

            (d) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

            (e) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business; and

            (f) Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt), or leases made in the ordinary course of business.

      Section 6.3 MERGERS, ETC. The Borrower will not, and will not permit any Subsidiary to, become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the business or assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate itself except that (i) acquisitions (but not mergers or consolidations) aggregating during the term hereof of not more than Seven Million Five Hundred and No/100 Dollars ($7,500,000.00) shall be permitted, provided (A) the Borrower gives the Lender ten (10) Business Days' prior notice of any proposed acquisition and (B) no acquisition shall be permitted if any Default is continuing or would reasonably be expected to result from such acquisition and (ii) Industrial Holdings Three, Inc. may merge into United Wellhead with United Wellhead becoming a wholly-owned subsidiary of the Borrower. The Borrower shall not, and will not permit any Subsidiary to, create any Subsidiary except for Subsidiary unless the such new Subsidiary is wholly owned directly or indirectly wholly owned by the Borrower.

      Section 6.4 RESTRICTED PAYMENTS. The Borrower will not declare or pay any dividends or make any other payment or distribution (whether in cash, property, or obligations) on account of its capital stock, or redeem, purchase, retire, or otherwise acquire any of its capital stock, or permit any of the Subsidiaries to purchase or otherwise acquire any capital stock of the Borrower or another Subsidiary, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its capital stock or for any redemption, purchase, retirement, or other acquisition of any of its capital stock.

      Section 6.5 INVESTMENTS. The Borrower will not make, and will not permit any Subsidiary to make, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase or own, or permit any Subsidiary to purchase or own, any stock, bonds, notes, debentures, or other securities of, any Person, except:

            (a) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

            (b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000;

            (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor's Corporation or Moody's Investors Service, Inc.;

            (d) the investment in, and/or capital contribution to, in an aggregate amount not to exceed Three Million and NO/100 Dollars ($3,000,000), a to be formed Person owned at least nineteen percent (19%) by the Borrower which will in turn rent the operations and services of an Italian company named Belleli Energy; provided that the terms, conditions, and structure of such investment and transaction is acceptable to the Lender in its sole discretion;

            (e) the Borrower's existing investment in OF Acquisition, L.P.

      Section 6.6 TRANSACTIONS WITH AFFILIATES. The Borrower will not enter into, and will not permit any Subsidiary to enter into, any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

      Section 6.7 DISPOSITION OF ASSETS. The Borrower will not sell, lease, assign, transfer, or otherwise dispose of any of its assets, or permit any Subsidiary to do so with any of its assets, except dispositions of inventory in the ordinary course of business and except for sales of excess or obsolete equipment in the ordinary course of business not to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate, in any calendar year.

      Section 6.8 SALE AND LEASEBACK. The Borrower will not enter into, and will not permit any Subsidiary to enter into, any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

      Section 6.9 PREPAYMENT OF DEBT. The Borrower will not prepay, and will not permit any Subsidiary to prepay, any Debt, except (i) the Loan Obligations, (ii) Debt arising pursuant to the Comerica Loan Documents, (iii) the Debt of Philform owed to City Bank and Trust Company that is listed on SCHEDULE 4.9 hereto, (iv) and Debt described in Section 6.1(d) in an aggregate amount to be prepaid pursuant to this clause (iv) not to exceed Two Million and No/100 Dollars ($2,000,000), and (v) the Debt of Landreth owed to General Electric Capital Corporation that is listed on SCHEDULE 4.9 hereto.

      Section 6.10 NATURE OF BUSINESS. The Borrower will not, and will not permit any Subsidiary to, engage in any business other than the businesses in which they are engaged on the date hereof.

      Section 6.11 ENVIRONMENTAL PROTECTION. The Borrower will not, and will not permit any of the Subsidiaries to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material except in ordinary and reasonable quantities in connection with prudent business practices and in compliance with all applicable Environmental Law, (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any of the Subsidiaries would be responsible which could reasonably be expected to result in a Material Adverse Effect.

      Section 6.12 ACCOUNTING. The Borrower will not, and will not permit any of the Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Lender, or (b) in tax reporting treatment, except as required by law and disclosed to the Lender.

      Section 6.13 RESTRICTIONS ON DIVIDENDS OR PREPAYMENT. Neither the Borrower nor any Subsidiary shall enter into any agreement or arrangement which (i) would restrict the ability of any Subsidiary to pay dividends (directly or through another Subsidiary) to the Borrower or (ii) expressly prohibits, or would reasonably be expected to prohibit, prepayment of the entire principal amount of the Loan.

                                   ARTICLE VII

                               FINANCIAL COVENANTS

      From and after the Closing Date and until all of the Loan Obligations shall have been paid in full and the commitments of the Lender under this Agreement and each other Loan Document have been terminated, the Borrower shall, and shall cause each of the Subsidiaries to comply with each of the following covenants and conditions as applicable:

      Section 7.1 CURRENT RATIO. The Borrower will at all times maintain a Current Ratio of not less than 1.25 to 1.0 tested quarterly at the end of each fiscal quarter of the Borrower (calculated classifying principal amounts owed under the Comerica Loan Documents as short term debt for the purposes of the Current Ratio).

      Section 7.2 CONSOLIDATED NET WORTH. The Borrower will at all times maintain Consolidated Net Worth in an amount not less than the sum of (a) Forty-Five Million and No/100 Dollars ($45,000,000.00) plus (b) 75% of the cumulative consolidated net income of the Borrower since March 31, 1998, for each fiscal quarter of the Borrower in which the Borrower's consolidated net income is positive plus (c) 100% of the net proceeds received by Borrower from any sale or issuance of any equity securities of, or any other additions to capital by (including any increases in equity of the Borrower or any Subsidiary resulting from mergers, poolings, and acquisitions), the Borrower or the Subsidiaries during each fiscal quarter ending on or after March 31, 1998.

      Section 7.3 FUNDED DEBT/EBITDA RATIO. The Borrower will at all times maintain a Funded Debt/EBITDA Ratio of not more than the ratios indicated below tested at the end of each fiscal quarter of the Borrower for the rolling four
(4) quarter period then ended.

                                                          RATIO

      Fiscal quarters ending on or before June 30, 1999   3.5 to 1.0
      Fiscal quarters ending thereafter                   3.0 to 1.0

      Section 7.4 CASH FLOW COVERAGE RATIO. The Borrower will at all times maintain a Cash Flow Coverage Ratio of not less than 1.25 to 1.0 tested quarterly at the end of each fiscal quarter of the Borrower for the rolling four
(4) quarter period then ended.

      Section 7.5 LEVERAGE RATIO. The Borrower will at all times maintain a Leverage Ratio of not greater than 3.0 to 1.0.

      Section 7.6 OPERATING LEASES. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any liability for payments under any Operating Leases, which would cause or be expected to cause the aggregate amount of payments to be made by the Borrower and the Subsidiaries on a consolidated basis on account of Operating Leases (including taxes, insurance, maintenance, and similar expenses which the Borrower or any Subsidiary is obligated to pay under any such Operating Lease) in any fiscal year of the Borrower to exceed Three Million and No/100 Dollars ($3,000,000.00).

      Section 7.7 CAPITAL EXPENDITURES. The Borrower will not make or incur, and will not permit any Subsidiary to make or incur any Capital Expenditure that would cause the aggregate amount of of Capital Expenditures of the Borrower and the Subsidiaries to exceed Four Million and No/100 Dollars ($4,000,000) in any calendar year.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

      Section 8.1 EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

            (a) Any Loan Party shall fail to pay when due the Loan Obligations or any part thereof (other than the payment of principal) and such failure shall remain unremedied for three (3) days or any Loan Party shall fail to pay when due any principal amount owed under the Loan Documents.

            (b) Any representation or warranty made or deemed made by any Loan Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

            (c) (i) The Borrower shall fail to perform, observe, or comply with any covenant, agreement, or term contained in Section 5.1, Article VI, or
      Article VII of this Agreement, or (ii) any Loan Party shall fail to perform, observe, or comply with any other covenant, agreement, or term contained in this Agreement or any other Loan Document (other than covenants to pay the Loan Obligations) and such failure shall continue for a period of five (5) days after notice thereof to the Borrower by the Lender.

            (d) Any Loan Party or any Subsidiary shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

            (e) An involuntary proceeding shall be commenced against the any Loan Party or Subsidiary seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty
      (60) days.

            (f) Any Loan Party or any Subsidiary shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) against any of its assets or properties.

            (g) A final judgment or judgments for the payment of money in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate shall be rendered by a court or courts against any Loan Party or any Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the relevant Loan Party or Subsidiary Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

            (h) Any Loan Party or any Subsidiary shall fail to pay when due any principal of or interest on any Debt (other than the Loan Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event or condition shall have occurred or exist that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

            (i) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Loan Party or any Subsidiary or any of their respective shareholders, or any Loan Party or any Subsidiary shall deny that it has any further liability or obligation under any of the Loan Documents.

            (j) Any of the following events shall occur or exist with respect to the Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan;
      (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of the Lender subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed One Hundred Thousand and No/100 Dollars ($100,000.00).

            (k) After the Closing Date, any Person or two or more Persons acting as a group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower; or individuals who, as of the date hereof, constitute the Board of Directors of the Borrower (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Borrower; provided, however, that any individual becoming a director of the Borrower subsequent to the Closing Date whose election, or nomination for election by the Borrower's's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Borrower; or the shall cease to directly or indirectly own 100% of each class of stock or other equity interests of Subsidiary.

            (l) The Borrower or any of the Subsidiaries, or any of their properties, revenues, or assets, shall become the subject of an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged (or provisions shall not be made for such discharge) within thirty (30) days from the date of entry thereof.

            (m) Any "Event of Default" or similar express occurrence shall exist under any Comerica Loan Document.

      Section 8.2 REMEDIES. Upon the occurrence of an Event of Default, and at any time thereafter during the continuance of such Event of Default the Lender may exercise one or more of the following remedies:

            (a) If any Event of Default shall have occurred and be continuing, the Lender, by notice to the Borrower, may terminate its obligation to make the Loan and declare the aggregate outstanding principal amount of the Loan, all accrued but unpaid interest thereon, and all other Loan Obligations to be immediately due and payable, whereupon the same shall immediately become due and payable;

            (b) If any Event of Default pursuant to Section 8.1(d) or (e) shall occur, the Lender's obligation to make the Loan shall immediately and automatically terminate and the aggregate outstanding principal amount of the Loan, all accrued but unpaid interest thereon, and all other Loan Obligations shall immediately and automatically become due and payable, all without notice thereof to the Borrower;

            (c) The Lender may declare by written notice to the Borrower that the Loan Obligations specified in such notice (including the outstanding principal amount of the Loan and any past due interest thereon) shall bear interest beginning on the date specified in such notice, which shall not be earlier than the date of occurrence of such Event of Default, until paid in full at the Default Rate, whereupon such Loan Obligations shall accrue interest at such rate payable to the Lender upon demand;

            (d) The Lender may, to the fullest extent permitted by law, set off and apply any indebtedness owed by the Lender to the Borrower against any and all of the obligations of the

Borrower under the Loan Documents, irrespective of whether or not the Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured;

            (e) The Lender may take any and all actions permitted under the other Loan Documents; or

            (f) The Lender may take any and all actions permitted at law or in equity to enforce the rights of the Lender under the Loan Documents.

In connection with the foregoing, and except for the notices provided for above, the Borrower waives notice of any Default or Event of Default, notice of nonpayment, presentment for payment, demand, protest, notice of intent to accelerate, notice of acceleration, and all other notices.

      Section 8.3 REMEDIES CUMULATIVE. The rights and remedies of the Lender under the Loan Documents shall be cumulative and shall not exclude any other rights and remedies of the Lender allowed by law with respect to any default under the Loan Documents. Failure by the Lender to insist upon the strict performance of any of the covenants and agreements of the Borrower therein set forth or to exercise any rights or remedies upon default by the Borrower thereunder shall not be considered or taken as a waiver or relinquishment for the future of the right to insist upon and to enforce by appropriate remedy a strict compliance by the Borrower with all of the covenants and conditions thereof, or of the rights to exercise any such rights or remedies, if such default by the Borrower be continued or repeated.

      Section 8.4 NO ADDITIONAL WAIVER IMPLIED BY ONE WAIVER. In the event any covenant or agreement contained in the Loan Documents should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach thereunder. No waiver shall be binding unless it is in writing and signed by the party making such waiver. No course of dealing between the Lender and the Borrower or any delay or omission on the part of the Lender in exercising any rights hereunder or under the Loan Documents shall operate as a waiver.

      Section 8.5 EFFECT ON DISCONTINUANCE OF PROCEEDINGS. In case any proceeding taken by the Lender under the Loan Documents on account of any Event of Default shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Lender, then, and in every such case, to the fullest extent permitted by law the Borrower and the Lender shall be restored, respectively, to their former positions and rights thereunder, and all rights, remedies, powers, and duties of the Lender shall continue as in effect prior to the commencement of such proceedings.

      Section 8.6 APPLICATION OF PAYMENTS. Prior to an Event of Default, all payments made on the Loan Obligations shall be applied to the Loan Obligations as directed by the Borrower, subject to the rules regarding the application of payments to certain Loan Obligations provided for under this Agreement and the other Loan Documents. Following the occurrence and during the continuation of an Event of Default, all payments and collections shall be applied to the Loan Obligations in the order determined by the Lender.

                                   ARTICLE IX

                                  MISCELLANEOUS

      Section 9.1 OBLIGATIONS ABSOLUTE. To the fullest extent permitted by law, the obligations of the Borrower to the Lender hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including the following circumstances: (i) any lack of validity or enforceability of any portion of this Agreement or any other Loan Document; (ii) any amendment or waiver of or any consent to departure from this Agreement or any other Loan Document; (iii) the existence of any claim, setoff, or defense (other than the defense that payment has been made to the Lender, or the obligations of the Borrower to the Lender have otherwise been satisfied or discharged in full); provided that nothing in this Section 9.1 shall prevent the assertion of any such claim by separate suit or counterclaim; or (iv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

      Section 9.2 AMENDMENTS, ETC.

            (a) No amendment, waiver, or other modification of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            (b) In the event that the Lender assigns, syndicates, or otherwise transfers any portion of this Agreement and the Loan Documents to any other Person, the Borrower agrees to amend the Loan Documents or execute successor documents as reasonably requested by the Lender to reflect the transfer and any division of rights created thereby and the Lender shall pay the respective costs and expenses incurred in connection with such assignment or transfer.

      Section 9.3 NOTICES. Unless otherwise specified, all notices and other communications provided for between the Borrower and the Lender in the Loan Documents shall be in writing, including telecopy, and delivered or transmitted to the addresses set forth below, or to such other address as shall be designated by the Borrower or the Lender in written notice to the other party. Notice sent by telecopy shall be deemed to be given and received when receipt of such transmission is acknowledged, and delivered notice shall be deemed to be given and received when receipted for by, or actually received by, an authorized officer of the Borrower or the Lender, as the case may be.

      Borrower:

            Industrial Holdings, Inc.
            7135 Ardmore
            Houston, Texas 77054
            Attn: Mr. Robert E.  Cone
            Telephone: (713) 747-1025
            Telecopier: (713) 749-9642

      Lender:

            EnSerCo, L.L.C.
            1400 Smith Street
            Houston, Texas  77002
            Attn:  Donna Lowry
            Telephone:  (713) 853-1939
            Telecopier:  (713) 646-4039

      with a copy to:

            EnSerCo, L.L.C.
            1400 Smith Street
            Houston, Texas  77002
            Attn: Tom Byargeon
            Telephone:  (713) 853-0650
            Telecopier:  (713) 646-3640

      Section 9.4 COSTS, EXPENSES, AND INDEMNIFICATION.

            (a) Except as provided in Section 9.2(b), the Borrower shall pay directly or reimburse the Lender for all reasonable out-of-pocket third party expenses of the Lender, including reasonable charges and disbursements of legal counsel for the Lender, in connection with the amendment, modification, waiver, or interpretation of the Loan Documents, and the preservation or enforcement of any rights of the Lender under the Loan Documents. The amount and nature of any expense of the Lender hereunder shall be fully established by a certificate of any officer of the Lender absent manifest error. The provisions of this paragraph shall survive any purported termination of this Agreement that does not expressly reference this paragraph.

            (b) The Borrower agrees to protect, defend, indemnify, and hold harmless the Lender and its stockholders, directors, officers, employees, agents, affiliates, successors, and assigns, and their respective stockholders, directors, officers, employees, and agents (for the purposes of this Section 9.4, collectively, the "Indemnified Parties"), from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, and out-of-pocket costs and expenses, including reasonable costs of attorneys and related costs of experts such as accountants (collectively, the "Indemnified Liabilities"), actually incurred by any Indemnified Party which are related to any litigation or proceeding relating to the Loan Documents or the transactions contemplated thereunder, INCLUDING ANY INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, but not Indemnified Liabilities which are a result of any Indemnified Party's gross negligence or willful misconduct. The amount and nature of any indemnification claim under this Section shall be presumptively established by a certificate from the applicable Indemnified Party. The provisions of this paragraph shall survive any purported termination of this Agreement that does not expressly reference this paragraph.

      Section 9.5 BINDING EFFECT; ASSIGNMENTS. This Agreement shall become effective when it shall have been executed by the parties hereto and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns. The Borrower may not assign its rights or delegate its duties under the Loan Documents. The Lender may assign and participate its rights and delegate its duties under the Loan Documents without the consent of the Borrower.

      Section 9.6 TERMINATION. This Agreement shall continue in full force and effect until the Lender's obligation to make Advances has terminated and the Loan Obligations shall have been fully paid or otherwise discharged; provided however that all obligations of the Borrower to indemnify the Lender and any provision of this Agreement stated to survive the repayment in full of the Loan Obligations shall survive such repayment, and shall survive the exercise by the Lender of any remedy under the Loan Documents.

      Section 9.7 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      Section 9.8 CHOICE OF LAW. THE PARTIES AGREE THAT THIS AGREEMENT AND THE NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES IN CONNECTION THEREWITH, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES.

      Section 9.9 LIMITATION ON DAMAGES. IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR SAVINGS, REGARDLESS OF THE FORM OF ACTION GIVING RISE TO SUCH A CLAIM FOR SUCH DAMAGES, WHETHER IN CONTRACT OR TORT, INCLUDING NEGLIGENCE, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN THE EVENT A PARTY HERETO IS FOUND, IN SPITE OF THIS SECTION 9.9, TO BE LIABLE TO ANOTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES, THEN TO THE FULLEST EXTENT PERMITTED BY LAW; THE MAXIMUM LIMIT OF SUCH DAMAGES IS AGREED TO BE $5,000.

      Section 9.10 ARBITRATION. ALL CLAIMS AND MATTERS IN QUESTION ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP BETWEEN THE PARTIES CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, SHALL BE RESOLVED BY BINDING ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT. THE ARBITRATION SHALL BE ADMINISTERED THE AMERICAN ARBITRATION ASSOCIATION ("AAA"). THERE SHALL BE THREE ARBITRATORS. EACH PARTY SHALL DESIGNATE AN ARBITRATOR, WHO NEED NOT BE NEUTRAL, WITHIN 30 DAYS OF RECEIVING NOTIFICATION OF THE FILING WITH THE AAA OF A DEMAND

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
FOR ARBITRATION. IF EITHER PARTY FAILS TO DESIGNATE AN ARBITRATOR WITHIN THE TIME SPECIFIED OR THE TWO PARTIES' ARBITRATORS FAIL TO DESIGNATE A THIRD ARBITRATOR WITHIN 30 DAYS OF THEIR APPOINTMENTS, SUCH ARBITRATOR SHALL BE APPOINTED BY THE AAA. THE TWO ARBITRATORS SO DESIGNATED SHALL ELECT A THIRD ARBITRATOR. ANY AWARD OF THE ARBITRATORS SHALL BE ACCOMPANIED BY A WRITTEN OPINION GIVING THE REASONS FOR THE AWARD. THE EXPENSE OF THE ARBITRATION SHALL BE BORNE BY THE PARTIES IN THE MANNER DETERMINED IN WRITING BY THE ARBITRATORS. THIS ARBITRATION PROVISION SHALL BE SPECIFICALLY ENFORCEABLE BY THE PARTIES. THE DETERMINATION OF THE ARBITRATORS PURSUANT TO THIS SECTION SHALL BE FINAL AND BINDING ON THE PARTIES AND MAY BE ENTERED FOR ENFORCEMENT BEFORE ANY COURT OF COMPETENT JURISDICTION.

              [The remainder of this page is intentionally blank.]

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
      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    BORROWER:

                                    INDUSTRIAL HOLDINGS, INC.

                                    By:______________________________
                                    Name:____________________________
                                    Title:___________________________

                                    LENDER:

                                    ENSERCO, L.L.C.

                                    By: KENOBE, INC., its Managing Member

                                    By:______________________________
                                    Name:____________________________
                                    Title:___________________________

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
                                                            [Execution Version]

                                 PROMISSORY NOTE

$15,000,000.00                   Houston, Texas                    June 30, 1998

      For value received, the undersigned INDUSTRIAL HOLDINGS, INC., a Texas corporation (the "Borrower"), hereby promises to pay to the order of ENSERCO, L.L.C. (the "Lender"), the principal amount of FIFTEEN MILLION AND NO/100 UNITED STATES DOLLARS ($15,000,000.00) or, if less, the aggregate outstanding principal amount of the Loan (as defined in the Loan Agreement referred to below) made by the Lender to the Borrower, together with accrued but unpaid interest on the outstanding principal amount of the Loan, at such interest rates, and at such times, as are specified in the Loan Agreement.

      This Promissory Note (this "Note") is entitled to the benefits of, and is subject to the terms of, the Loan Agreement dated as of June 30, 1998 (as the same may be modified from time to time, the "Loan Agreement"), between the Borrower and the Lender. Capitalized terms used herein but not defined herein shall have the meanings specified by the Loan Agreement. The Loan Agreement, among other things, (a) provides for the making of the Loan by the Lender to the Borrower, the indebtedness of the Borrower resulting from each such advance being evidenced by this Note and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Loan Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Loan Agreement. Both principal and interest are payable to the Lender in the currency, at the times, in the locations, and in the manner specified in the Loan Agreement.

      It is the intention of the Lender and the Borrower to conform strictly to any applicable usury laws or relevant exemptions therefrom. Accordingly, the terms of the Loan Agreement relating to the prevention of usury will be strictly followed.

      This Note shall be governed by, and construed in accordance with, the internal laws of the State of Texas (without reference to principles of conflicts of law).

      THIS NOTE AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      EXECUTED as of the date first above written.

                                    INDUSTRIAL HOLDINGS, INC.

                                    By:__________________________
                                          Christine Smith
                                          Vice President

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